Exhibit 99.1

Enterprise Products Partners L.P. P.O. Box 4324 Houston, TX 77210 (713) 381-6500
Enterprise Announces Board of General Partner
     Houston, Texas (Tuesday, September 23, 2011) — The sole member of Enterprise Products Holdings LLC, the general partner of Enterprise Products Partners L.P. (“Enterprise”) (NYSE: EPD), today elected the general partner’s board of directors. The board is made up of 13 members, seven of whom are independent, non-management directors, in accordance with the New York Stock Exchange listing standards.
     The independent, non-management directors are Thurmon M. Andress, E. William Barnett, Larry J. Casey, Charles E. McMahen, Rex C. Ross, Edwin E. Smith, and Richard S. Snell. Directors who are members of management or are otherwise affiliated with Enterprise’s general partner are Randa Duncan Williams, Richard H. Bachmann, Dr. Ralph S. Cunningham, Michael A. Creel, A. James Teague and W. Randall Fowler. Dr. Cunningham will continue to serve as chairman of the board. O.S. “Dub” Andras will also continue to serve as an honorary director.
     Members of the Audit and Conflicts Committee of the board are Mr. McMahen (chair), Mr. Ross and Mr. Snell. Members of the Governance Committee of the board are Mr. Barnett (chair), Mr. Andress, Mr. Casey and Mr. Smith.
     This board election and the new designation of committee members were effective today.
     Enterprise Products Partners L.P. is the largest publicly traded partnership and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals. The partnership’s assets include approximately 50,000 miles of onshore and offshore pipelines; 192 million barrels of storage capacity for NGLs, refined products and crude oil; and 27 billion cubic feet of natural gas storage capacity. Services include: natural gas transportation, gathering, processing and storage; NGL fractionation (or separation), transportation, storage, and import and export terminaling; crude oil and refined products storage, transportation and terminaling; offshore production platform services; petrochemical transportation and storage; and a marine transportation business that operates primarily on the United States inland and Intracoastal Waterway systems and in the Gulf of Mexico. For additional information, visit www.enterpriseproducts.com.

Contacts:	Randy Burkhalter, Vice President, Investor Relations, (713) 381-6812, Rick Rainey, Director, Media Relations, (713) 381-3635